Exhibit 10.8

AMENDED & RESTATED ADVISORY AGREEMENT

This Advisory Agreement (this “Agreement”) is made and entered into as of March 23, 2012 (the “Effective Date”), by and among Oneida Ltd., a Delaware corporation (“Oneida”), EveryWare, Inc., a Delaware corporation (“EveryWare”), Universal Tabletop, Inc., a Delaware corporation (“Tabletop”), Anchor Hocking, LLC, a Delaware limited liability company (“Anchor” and, along with Oneida, EveryWare and Tabletop, each a “Company” and collectively, the “Companies”), and Monomoy Capital Management, LLC, a Delaware limited liability company (“Advisor”). Certain defined terms that are used but not otherwise defined herein have the meanings given to such terms in Section 18.

WHEREAS, EveryWare and Anchor Holdings, Inc., a Delaware corporation (“Anchor Parent”) are parties to that certain Agreement and Plan of Merger, dated as of the Effective Date (the “Merger Agreement”), pursuant to which Anchor Parent merged into EveryWare and Anchor and Anchor Hocking Canada, Inc. a New Brunswick company, became subsidiaries of EveryWare (the “Merger”);

WHEREAS, Oneida, EveryWare, Tabletop and the Advisor entered into that certain Advisory Agreement, dated as of November 1, 2011 (as amended, the “Original Advisory Agreement”);

WHEREAS, pursuant to the Original Advisory Agreement and immediately prior to the execution of this Agreement, Oneida, EveryWare and TableTop paid a fee to the Advisor equal to one percent (1%) of the aggregate value of the financing provided in connection with the Merger;

WHEREAS, Oneida, EveryWare, Tabletop and the Advisor wish to amend and restate the Original Advisory Agreement and add Anchor as a party to the amended and restated advisory agreement;

WHEREAS, the Companies desire to retain the Advisor with respect to the services described herein.

NOW, THEREFORE, the parties to this Agreement agree as follows:

1. Term. This Agreement shall be in effect for an initial term commencing on the Effective Date and ending on the tenth (10th) anniversary of the Effective Date (the “Term”), which Term shall automatically be extended thereafter on a year to year basis unless any of the parties provide written notice of their desire to terminate this Agreement to the other parties at least 90 days prior to the expiration of the Term or any extension thereof. In addition, this Agreement shall terminate automatically without further act of the parties upon the consummation of a Change in Control after the Effective Date. The provisions of Sections 3(f) and 5 through 18 shall survive any termination of this Agreement.

2. Services. The Advisor shall perform or cause to be performed such services for the Companies and/or their respective subsidiaries as mutually agreed by the Advisor and the Companies, which services may include, without limitation, the following:

(a) general executive, management and consulting services;

(b) identification, support, negotiation and analysis of acquisitions and dispositions by any Company and/or its subsidiaries;

(c) support, negotiation and advice in connecting with financing dispositions, mergers, combinations and change of control transactions, and refinancing of existing indebtedness involving any Company (however structured);

(d) finance functions, including assistance in the preparation of financial projections and monitoring of compliance with financing agreements;

(e) real estate functions, including management and monitoring of real estate properties and development and implementation of real estate strategies;

(f) marketing functions, including monitoring of marketing plans and strategies;

(g) human resources functions, including searching and hiring of executives; and

(h) other services for any Company and its subsidiaries upon which such Company and the Advisor agree.

3. Fees and Expenses.

(a) The Companies will reimburse the Advisor or its designees, by wire transfer of immediately available funds on the Effective Date, for reasonable travel expenses and other reasonable out-of-pocket fees and expenses (including the fees and expenses of accountants, attorneys and other advisors retained by the Advisor) incurred in connection with the transactions contemplated by the Merger Agreement and the investigation, negotiation, and consummation of the Merger.

(b) The Companies will pay to the Advisor a quarterly fee in advance for each fiscal quarter of the Companies in the amount of $625,000 (such fees, the “Periodic Fees”). All Periodic Fees will be payable in advance to the Advisor or its designees by wire transfer of immediately available funds on the first business day of the first month of each fiscal quarter. The pro rated amount of the Periodic Fees for the period commencing on the Effective Date through the last day of the Companies’ fiscal quarter ending on or about March 31, 2012, will be payable by wire transfer of immediately available funds on the Effective Date.

(c) The Companies will pay the Advisor a daily fee for the services of operating professionals of the Advisor who provide specified consulting services in addition to the services otherwise specifically contemplated hereby. The daily fee, services provided and payment arrangements in connection therewith shall be determined by mutual agreement of the parties.

(d) The Companies will reimburse the Advisor for such reasonable travel expenses and other reasonable out-of-pocket fees and expenses (including the fees and expenses of accountants, attorneys and other advisors retained by the Advisor) as may be incurred by the Advisor and its partners, members, employees or agents in connection with the rendering of services pursuant to this Agreement. Such expenses will be reimbursed by wire transfer of immediately available funds promptly upon the request of the Advisor (but in any case no later than five (5) business days following such request) and will be in addition to any other fees or amounts payable to the Advisor pursuant to this Agreement.

(e) The Companies will pay to the Advisor or its designees a fee equal to one percent (1%) of the aggregate value of each transaction that is completed after the Effective Date and prior to the expiration of the Term (or completed after any termination of this Agreement, if such transaction was contemplated at the time of termination of the Agreement) resulting in a material acquisition, disposition, divestiture, recapitalization or debt or equity financing by or involving any of the Companies or their respective subsidiaries (however structured). Any such fee will be payable to the Advisor or its designees by wire transfer of immediately available funds on the date on which such transaction is consummated.

(f) In the event of a termination of this Agreement, the Companies shall pay in cash to the Advisor all unpaid fees and expenses due under this Section 3 of this Agreement with respect to the period ending on the termination date.

4. Personnel. The Advisor will provide and devote to the performance of this Agreement such partners, employees and agents of the Advisor as it shall deem appropriate to the furnishing of the services mutually agreed upon by the Companies and the Advisor; it being understood that no minimum number of hours is required to be devoted by the Advisor on a weekly, monthly, annual or other basis. The fees and other compensation specified in this Agreement will be payable by the Companies regardless of the extent of services requested by the Companies pursuant to this Agreement, and regardless of whether or not the Companies request the Advisor to provide any such services. The Companies acknowledge that the services of the Advisor are not exclusive, and that the Advisor will render similar services to other Persons (including with the same partners, employees and agents thereof as may render services to the Companies).

5. Liability. Neither the Advisor, nor any of its Affiliates or any of their respective partners, shareholders, directors, officers, members, fiduciaries, managers, controlling persons or entities, employees or agents (collectively, the “Advisor Group”) shall be liable to the Companies, their respective subsidiaries or any of their Affiliates or Stockholders for any loss, liability, damage or expense (including attorneys’ fees and expenses) (collectively, a “Loss”) arising out of or in connection with the performance of services contemplated by this Agreement. The Advisor does not make any representations or warranties, express or implied, in respect of the services provided by any member of the Advisor Group. Except as the Advisor may otherwise agree in writing after the date hereof with respect to itself or its Affiliates: (i) each member of the Advisor Group shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (A) engage in the same or similar business activities or lines of business as the Companies, their respective subsidiaries or any of their Affiliates and (B) do business with any client or customer of the Companies, their respective subsidiaries or any of their Affiliates; (ii) no member of the Advisor Group shall be liable to the Companies, their respective subsidiaries or any of their Affiliates or Stockholders for breach of any duty (contractual or otherwise) by reason of any such activities or of such Person’s participation therein; and (iii) in the event that any member of the Advisor Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Companies, their respective subsidiaries or any of their Affiliates or Stockholders on the one hand, and any member of the Advisor Group, on the other hand, or any other Person, no member of the Advisor Group shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to the Companies, their respective subsidiaries or any of their Affiliates or Stockholders and, notwithstanding any provision of this Agreement to the contrary, the Advisor Group shall not be liable to the Companies, their respective subsidiaries or any of their Affiliates or Stockholders for breach of any duty (contractual or otherwise) by reason of the fact that any member of the Advisor Group directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not present such opportunity to the Companies, their respective subsidiaries or any of their Affiliates or Stockholders. In no event will any member of the Advisor Group be liable to any of the Companies, their respective subsidiaries or any of their Affiliates or Stockholders for (i) any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, arising out of this Agreement or the performance of services hereunder, or (ii) in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) arising out of this Agreement or the performance of services hereunder.

6. Indemnity. The Companies and their respective subsidiaries shall defend, indemnify and hold harmless each member of the Advisor Group from and against any and all Losses arising from any claim by any Person with respect to, or in any way related to, this Agreement (collectively, “Claims”) arising out of or in connection with the performance of services contemplated by this Agreement or otherwise provided by any member of the Advisor Group to, or otherwise in connection with the operation of, the Companies, their respective subsidiaries or any of their Affiliates (whether during or after the Term). The Companies and their respective subsidiaries shall defend at their own cost and expense any and all suits or actions (just or unjust) which may be brought against any member of the Advisor Group or in which any member of the Advisor Group may be impleaded with others upon any Claims, or upon any matter, directly or indirectly related to or arising out of this Agreement or the performance hereof by any member of the Advisor Group. If the indemnification provided for above is unavailable in respect of any Losses, then the Companies, in lieu of indemnifying any member of the Advisor Group, shall contribute to the amount paid or payable by such member of the Advisor Group in such proportion as is appropriate to reflect the relative fault of the Companies and their respective subsidiaries, on the one hand, and such member, on the other hand, in connection with the actions which resulted in such Losses, as well as any other equitable considerations or to the maximum extent permissible under applicable law, whichever is greater. The Companies hereby agree that with regard to any claim arising on or after the date hereof under any Indemnity Agreement, (a) it is the indemnitor of first resort (i.e., its obligations to the Advisor Group are primary and any obligation of the Advisor or any of its controlling persons to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Advisor Group are secondary), and (b) it shall be required to advance all expenses and other amounts payable by the Advisor Group to the extent required by the terms of any Indemnity Agreement and shall be liable for all expenses, judgments, penalties, fines, amounts paid in settlement to the extent legally permitted and other amounts as required by the terms of the Companies’ amended and restated articles of incorporation, amended and restated bylaws or any indemnification agreements, without regard to any rights the Advisor Group may have against the Advisor.

7. Independent Contractor. The Advisor and the Companies agree that the Advisor shall perform services hereunder as an independent contractor, retaining control over and responsibility for their own operations and personnel. Neither the Advisor nor any of its partners, members, employees or agents shall be considered employees or agents of the Companies or any of their respective subsidiaries as a result of this Agreement nor shall any of them have authority under this Agreement to contract in the name of or bind the Companies or any of its subsidiaries, except as expressly agreed to in writing by the Companies or any of their subsidiaries, respectively.

8. Notices. All notices hereunder shall be in writing and shall be delivered personally or mailed, postage prepaid, addressed to the parties as follows:

To the Companies:

EveryWare, Inc. c/o Monomoy Capital Partners, L.P. and Monomoy Capital Partners II, L.P. 142 West 57th Street, 17th Floor New York, NY 10019
Attention:	Daniel Collin Andrea Cipriani
Facsimile No.:	(212) 699-4010

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 300 North LaSalle Street Chicago, Illinois 60654
Attention:	Richard W. Porter, P.C. Kevin L. Morris
Facsimile No.:	(312) 862-2200

and

Monomoy Capital Management, LLC 142 West 57th Street, 17th Floor New York, NY 10019
Attention:	Daniel Collin Jaime McKenzie
Facsimile No.:	(212) 699-4010

To Advisor:

Monomoy Capital Management, LLC 142 West 57th Street, 17th Floor New York, NY 10019
Attention:	Daniel Collin Jaime McKenzie
Facsimile No.:	(212) 699-4010

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 300 North LaSalle Street Chicago, Illinois 60654
Attention:	Richard W. Porter, P.C. Kevin L. Morris
Facsimile No.:	(312) 862-2200

9. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and permitted assigns of the parties.

10. Assignment. No party may assign any obligations hereunder to any other party without the prior written consent of each of the other parties; provided, that Advisor may, without consent of any Company, assign its rights and obligations under this Agreement to any of its Affiliates.

11. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

12. Entire Agreement. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein.

13. Amendments and Waivers. No amendment or waiver of any term, provision or condition of this Agreement shall be effective unless in writing and executed by the Companies and the Advisor. No waiver on any one occasion shall extend to or effect or be construed as a waiver of any right or remedy on any other occasion. No course of dealing of any Person nor any delay or omission in exercising any right or remedy shall constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

14. Governing Law. All issues concerning this agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

15. Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New York, County of New York for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (c) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this Agreement, the court in which such litigation is being heard shall be deemed to be included in clause (a) above. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the above-named courts in any court of competent jurisdiction. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by New York law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8 hereof is reasonably calculated to give actual notice.

16. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 16 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

17. Joint and Several Liability. Each obligation described herein of the Companies and/or their respective subsidiaries, as the case may be, shall be a joint and several obligation of the Companies and their respective subsidiaries. If requested by the Advisor, then the Company, as applicable, shall cause any of their respective subsidiaries to sign a counterpart signature page to this Agreement to evidence such joint and several liability. Upon an underwritten registered public offering of capital stock of any subsidiary of any Company, the Advisor may cause such subsidiary (and its subsidiaries) to be released from joint and several liability for obligations hereunder arising after the closing of such offering, but this Agreement shall continue in full force and be binding on the Companies and all of their other subsidiaries unless otherwise terminated in accordance with Section 1.

18. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, (i) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise), or (ii) if such Person or other Person is an investment fund, any other investment fund the primary investment advisor to which is the primary investment advisor to either Person or an Affiliate thereof.

“Change in Control” shall mean any transaction or series of related transactions (whether by merger, consolidation or sale or transfer of capital stock or assets (including stock of EveryWare’s subsidiaries) or otherwise) in which an Independent Third Party acquires directly or indirectly (i) shares of EveryWare’s capital stock which represent more than 50% of the total voting power in EveryWare or (ii) by lease, license, sale or otherwise, all or substantially all of the assets of EveryWare and its subsidiaries on a consolidated basis.

“Indemnity Agreement” means any agreement by any Company to grant certain rights to indemnification, advancement of expenses and/or insurance to the Advisor Group pursuant to one or more agreements and documents, including without limitation, this Agreement, such Company’s amended and restated articles of incorporation, its amended and restated bylaws or any indemnification agreements.

“Independent Third Party” means any Person, entity or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) that, immediately prior to the contemplated transaction or series of related transactions, does not own in excess of 5% of EveryWare’s common stock on a fully-diluted basis, who is not an Affiliate of any such 5% owner of EveryWare’s common stock and who is not the spouse or descendent (by birth or adoption) of any such 5% owner of EveryWare’s common stock.

“Person” shall mean any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Stockholders” means, with respect to any Person, a current or former owner (whether registered or beneficial) of any capital stock of such Person.

*    *    *    *    *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

THE COMPANIES:

ONEIDA LTD.

By:	/s/ Mark Hedstrom
Name:	Mark Hedstrom
Its:	Secretary

EVERYWARE, INC.

By:	/s/ Mark Hedstrom
Name:	Mark Hedstrom
Its:	Chief Financial Officer

UNIVERSAL TABLETOP, INC.

By:	/s/ Mark Hedstrom
Name:	Mark Hedstrom
Its:	Chief Financial Officer

ANCHOR HOCKING, LLC

By:	/s/ Mark Hedstrom
Name:	Mark Hedstrom
Its:	Secretary

THE ADVISOR:

MONOMOY CAPITAL MANAGEMENT, LLC

By:	/s/ Daniel Collin
Name:	Daniel Collin
Its:

Signature Page to Advisory Agreement